EXHIBIT 10.2

SUBLICENSE AGREEMENT

This Sublicense Agreement (“Agreement”) is made to be effective as of April 2, 2013 (“Effective Date”) by and among RBT PRO LLC, a Delaware limited liability company with principal offices located at 6720 N Scottsdale Road, Suite 390, Scottsdale, Arizona 85253 (“RBT PRO”), RiceBran Technologies, a California corporation with principal offices located at 6720 N Scottsdale Road, Suite 390, Scottsdale, Arizona 85253 (“RBT”) and Wilmar (Shanghai) Biotechnology Research & Development Center Co., Ltd, a company incorporated in the People’s Republic of China (“WBRDC"). “Parties” shall mean RBT PRO, RBT and WBRDC collectively, and “Party” shall mean any one of the Parties.

RECITALS

A.            R&D Agreement. RBT and DSM New Business Development B.V., a private company with limited liability organized under the laws of the Netherlands (“DSM”) previously entered into a Joint Research and Development Agreement dated August 15, 2011 (“R&D Agreement”) for the purpose of performing research and development regarding rice bran derived products. As a result of the research conducted pursuant to the R&D Agreement, the parties thereto developed certain intellectual property and know-how. Such intellectual property and know-how was licensed to RBT PRO pursuant to a License Agreement between DSM, RBT and RBT PRO effective as of March 1, 2013, a copy of which is attached hereto as Exhibit A.

B.             Sublicense to WBRDC. RBT PRO desires to sublicense to WBRDC and WBRDC desires to obtain a license to the licensed intellectual property developed pursuant to the R&D Agreement for use throughout the People’s Republic of China on the terms and conditions set forth below.

C.             Sublicense to RBT.  As of the Effective Date, RBT PRO has entered into a sublicense with RBT that is worldwide, excluding only the People’s Republic of China, to the licensed intellectual property developed pursuant to the R&D Agreement (“RBT Sublicense Agreement”).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and in the Purchase Agreement and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereto agree as follows:

AGREEMENT

1.             Certain Definitions.  The following terms, when used in this Agreement, shall have the respective meanings set forth below, except as otherwise required by context. Words in the singular shall include the plural and terms used in plural shall include the singular, unless expressly or implicitly limited. Unless the context otherwise requires, the term “including” shall mean “including, without limitation.”

“Affiliate” means any corporation, firm, limited liability company, partnership or other entity that directly or indirectly controls or is controlled by or is under common control with a Party to this Agreement. For the purpose of this definition, control means ownership, directly or through one or more Affiliates, of greater than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or greater than fifty percent (50%) of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

“Agreement” means this Sublicense Agreement, including all exhibits and schedules referenced herein.

“Background Technology” means the DSM Background Technology and RBT Background Technology, as such terms are defined in the License Agreement, licensed to RBT PRO pursuant to the License Agreement.

“Effective Date” is defined in the preamble to this Agreement.

“Field” has the same meaning that is given such defined term in the License Agreement.

“Foreground Technology” means the Technology generated pursuant to the R&D Agreement and licensed to RBT PRO pursuant to the License Agreement.

“Infringement Claim” is defined in Section 8.4.

“IP Rights” means patents, patent applications and other statutory rights in inventions, copyrights, database rights, trademarks, design rights, applications for design rights, utility models and other similar or equivalent forms of statutory protection, wherever in the world arising or available.

“Know-How” means know-how, trade secrets, inventions, data, processes, procedures, devices, methods, formulae and marketing and other information, whether or not patentable.

“License Agreement” means the License Agreement entered into by and between DSM, RBT and RBT PRO effective as of March 1, 2013, a copy of which is attached hereto as Exhibit A.

“Licensed IP” means the Licensed IP (as defined in the License Agreement) licensed to RBT PRO pursuant to the License Agreement and in turn licensed to WBRDC under this Agreement and to RBT under the RBT Sublicense Agreement.

“Net Proceeds” means in respect of any products or services in which the Licensed IP is utilized, for any applicable period of determination, the gross receipts of royalty and other amounts received (whether as payments, credits or offsets) by WBRDC from or on behalf of a non-Affiliated third party sublicensee reduced by (i) the direct costs and expenses incurred by WBRDC with respect to such non-Affiliated third party sublicensee for the applicable period, including without limitation government taxes, withholding taxes or duties imposed by any governmental agency, and (ii) any refunds or returns to the non-Affiliated third party sublicensee of previously paid amounts.

“Party” and “Parties” are defined in the preamble to this Agreement.

“Product” means any product within the Field that embodies, incorporates or is produced with the Licensed IP and is made during the term hereof.

“RBT Sublicense Agreement” is defined in Recital C.

“R&D Agreement” is defined in Recital A.

“Technology” means the IP Rights and Know-How collectively.

“Territory” means the People’s Republic of China including Hongkong and Macau.

 “Validity Claim” is defined in Section 8.4.

2.              Sublicenses.

2.1.           Grant of Sublicenses to WBRDC. Subject to the terms and conditions set forth herein, RBT PRO hereby grants to WBRDC:

(a) A non-royalty-bearing, perpetual, irrevocable, transferable, exclusive, sub-licensable (but only in connection with a sublicense of the corresponding Foreground Technology and subject to Section 2.5), license throughout the Territory, to and under the Background Technology necessary for the proper exploitation of the Foreground Technology and the right to develop, modify and improve such technology in connection with the proper exploitation of the Foreground Technology; and

(b)  A non-royalty bearing, perpetual, irrevocable, transferable, non-exclusive, sub-licensable (subject to Section 2.5), license throughout the Territory to and under the Foreground Technology to use, commercialize, and make use of such Foreground Technology within the Field, including without limitation the right have made, produce, sell, offer for sale, import and/or export within the Field and in the Territory Products and services related to or produced with the Foreground Technology and the development, modification and improvement of the Foreground Technology.

2.2           Territory Limitation.  Notwithstanding anything to the contrary contained herein, the rights granted herein shall comprise only the rights to use, make use of, commercialize, exploit, develop, modify and improve the Licensed IP within the Territory and WBRDC shall not, directly or indirectly, use, make use of, commercialize, or exploit such Licensed IP or any Products or services related to or produced with the Licensed IP outside of the Territory. The foregoing shall not prevent WBRDC from conducting research and development outside of the Territory to develop, modify and improve the Licensed IP, provided that no Products or services related to or produced therewith are used, made use of, commercialized or exploited outside of the Territory.

2.3            Other Limitations.  The foregoing notwithstanding, the Parties agree and understand that in no event shall the Licensed IP include any rights to (i) any of RBT’s or RBT PRO’s trademarks, or (ii) any of RBT’s or RBT PRO’s IP Rights, Know-How or other proprietary rights (except for the Background Technology) for any purposes, uses or applications other than with respect to the Field and in the Territory as set forth in this Agreement.

2.4            Intentionally Omitted.

2.5           Sublicense Rights.  WBRDC may sublicense the rights granted to it under this Agreement, provided that such sublicensee agrees in writing to be bound by all terms and conditions of this Agreement. Notwithstanding that WBRDC may charge a royalty to a WBRDC Affiliate, the Parties agree that no royalty shall be payable by WBRDC to RBT PRO in respect of any sublicense by WBRDC to a WBRDC Affiliate. In respect of a sublicense by WBRDC of the Licensed IP to a non-Affiliate third party, WBRDC agrees to pay RBT PRO a royalty as set forth in Section 3.2.

2.6            License of Improvements.  WBRDC hereby grants to RBT PRO a non-royalty bearing, worldwide, perpetual, irrevocable, transferable, non-exclusive, sub-licensable, license to use, commercialize and make use of any improvements made by WBRDC to the Licensed IP including the right to develop, modify and improve the aforesaid licensed improvements. RBT PRO in turn grants to WBRDC a non-royalty bearing, worldwide, perpetual, irrevocable, transferable, non-exclusive sub-licensable, license to use, commercialize and make use within the Field and in the Territory of any improvements licensed to RBT PRO by WBRDC hereunder, and by RBT pursuant to the RBT Sublicense Agreement.

3.              Royalties.

3.1            Non-Royalty-Bearing License.  For the avoidance of doubt, the Parties agree that the perpetual license rights granted pursuant to Section 2.1 shall be non-royalty-bearing and WBRDC accepts such license on that basis.

3.2            Net Royalty Fee.  With respect to sublicenses by WBRDC of the Licensed IP to any non-Affiliated third party pursuant to Sections 2.1 and 2.5, the non-Affiliated third party sublicensees shall pay to WBRDC and WBRDC shall pay to RBT PRO a fee (“Net Royalty Fee”) equal to the Net Proceeds received from such non-Affiliated third party sublicensee. The amount of the royalty fee charged to a non-Affiliated third party sublicensee shall be agreed upon by WBRDC and RBT PRO prior to granting any such sublicense.

3.3            Payment of Net Royalty Fee. All Net Royalty Fees payable pursuant to Section 3.2 shall be paid to RBT PRO within forty-five (45) days from the end of each calendar quarter in which the Net Royalty Fee was collected. WBRDC shall provide to RBT PRO a detailed summary report regarding the calculation of the Net Royalty Fee for each such payment period during the term (“Report”). All payments of the Net Royalty Fee shall be made in United States Dollars.

3.4            Late Payment.  Late payments shall accrue an additional charge equal to five percent (5%) of the unpaid Net Royalty Fee, plus one percent (1%) per month of the unpaid Net Royalty Fee until paid in full, or the maximum permissible statutory rate if it is less.

3.5            Taxes; Withholding. WBRDC shall be responsible and shall pay all government taxes and duties applicable to any gross royalty fees. The foregoing does not apply, however, to income taxes payable to state or municipal governments for Net Royalty Fees paid or payable by RBT PRO. Any such income taxes which are otherwise imposed on Net Royalty Fees shall be the sole responsibility of RBT PRO.

3.6            Audit.  WBRDC shall maintain full and complete books and records of the calculation of Net Proceeds for which a Net Royalty Fee is payable hereunder for at least three (3) years after the receipt of the Net Proceeds.  RBT PRO shall, at any time during such period, be entitled to audit the same upon no less than forty-eight (48) hours prior written notice in order to confirm compliance with this Agreement; provided, that no more than one (1) such audit may be conducted in any six (6) month period unless a prior audit establishes that WBRDC has not complied with this Agreement or if RBT PRO reasonably believes that WBRDC  is not in compliance with this Agreement, in both cases, RBT PRO may conduct more frequent audits.  RBT PRO shall pay for all costs of the audit, unless the audit establishes an error of fifteen percent (15%) or more of any quarterly Net Royalty Fee amount, in which case WBRDC shall pay the costs of the audit. If the audit evidences an underpayment of a Net Royalty Fee, WBRDC shall promptly pay the full amount of such underpayment to RBT PRO together with interest thereon at the simple monthly rate of one and one half percent (1.5%).

3.7.           Report and Audit Confidentiality.  Information obtained from the above Reports and audit rights shall be considered to be confidential information, shall be held in confidence by RBT PRO and its representatives, and shall not be used for any other purpose, except for purposes relating to RBT PRO’s rights under this Agreement, its obligations under the License Agreement and applicable sublicense agreement, and in connection with any dispute arising hereunder or under the sublicense Agreement.

3.8            No Markup. The Parties agree that in respect of any costs or expenses incurred by WBRDC with respect to any non-Affiliated third party sublicensee, all costs will be charged by WBRDC on a cost recovery basis with no markup.

4.              Term.

4.1            RBT. The license granted to WBRDC hereunder is perpetual.

4.2            Third Party Sublicensees.  Any sublicenses by WBRDC of the Licensed IP to any non-Affiliated third parties pursuant to Sections 2.1 and 2.5 shall provide to RBT PRO the right to terminate the sublicense rights granted to such third party sublicensee only upon a breach by such third party sublicensee or WBRDC of Sections 3.2 or 3.3 that remains uncured for a period forty-five (45) days following written notice of the breach to WBRDC or the third party sublicensee in sufficient detail to enable cure, and with the opportunity to cure during such period.

4.3            Effect of Termination of Sublicense. Upon and after the termination of a sublicense under pursuant to Section 4.2, all rights granted to such sublicensee hereunder to use the Licensed IP shall revert to WBRDC and such sublicensee’s right to use the Licensed IP shall be terminated; provided, however, that the sublicensee may be provided the right to continue to use the Licensed IP in order to dispose of all then existing inventory of the Products or derivatives that embody or are produced with the Licensed IP in accordance with the terms of the sublicense agreement.  Termination of the sublicensee’s rights under this Agreement shall in no way affect the rights or liabilities arising during the period prior to such termination, or provide any release from the obligations under the sublicense or this Agreement, all of which obligations shall remain in effect.  Upon and after the termination of any such sublicense rights granted under this Agreement, the sublicensee shall return to WBRDC all tangible materials and information of a proprietary or confidential nature disclosed to such sublicensee under this Agreement, and all copies thereof (including, without limitation, all electronic copies); provided, that such sublicensee may retain a copy for internal record compliance purposes.

5.              Covenants; Representations and Warranties.

5.1.           Mutual. Each Party represents and warrants that it has all the necessary power and authority to execute and perform its obligations under this Agreement, and that it’s execution, delivery, and performance of its obligations under this Agreement shall not conflict with or violate any laws to which it is subject, or any agreement or other obligation directly or indirectly applicable to it or binding upon its assets;

5.2.           WBRDC. WBRDC represents, warrants, covenants and agrees that:

(a)           It shall conduct its business in a manner reasonably designed to protect the Licensed IP, and other than in connection with bringing or defending against a claim brought under the terms of this Agreement, it shall not attack, challenge, dispute or disparage the rights of RBT PRO or DSM in and to such party’s rights in and to the Licensed IP; and

(b)           In addition to any restrictions specified herein or in any related agreement, it (i) shall not itself, or through any parent, subsidiary, Affiliate, agent or other third part provide, disclose, divulge or make available to, permit use of or grant any rights in the Licensed IP to or by any third party except as permitted herein, and (ii) shall take appropriate actions to limit use or disclosure of the Licensed IP by its employees, agents and sublicensees (and permit access only subject to use and protective provisions consistent with the those included herein).

5.3.           RBT. RBT represents and warrants that (except with regard to the rights of DSM in and to the Licensed IP):

(a)           Neither RBT nor RBT PRO has granted any option, license, right or interest in or to the RBT’s Background Technology to any third party that conflicts with the rights granted to WBRDC by this Agreement;

(b)           The execution of this Agreement by RBT and the full performance and enjoyment of the rights under this Agreement will not breach the terms and conditions of any license, contract, understanding or agreement, whether express or implied, written or oral between RBT and any third party;

(c)           To the best of its current actual knowledge (which for this purpose shall comprise the current actual knowledge of one or more of its officers John Short, Dale Belt, Robert Smith and David Hutchinson (“Knowledge”)) there are no facts that would rebut the presumption of validity accorded any issued patent with respect to the Licensed IP and no adverse claims to any such issued patents or patent applications with respect to the Licensed IP;

(d)           To the best of its Knowledge, all patent applications in respect of the Licensed IP are pending and have not been abandoned;

(e)           To the best of its Knowledge, as of the Effective Date, there are no asserted or unasserted claims or demands against any of the Licensed IP;

(f)           To the best of its Knowledge, the use, commercialization and practice of the Licensed IP does not and will not infringe or misappropriate any third party’s intellectual property rights; and

(g)           The Licensed IP shall at a minimum be capable of producing a product with a 35%-40% protein concentration suitable for human consumption, subject to production by WBRDC or its licensee in a human grade production facility.

6.              Compliance with License Agreement; Improvements.

6.1            License Agreement. WBRDC acknowledges and agrees that WBRDC has and will hereby acquire no rights in the Licensed IP other than the license rights granted herein.

6.2            Improvements.

(a)           Subject to Section 2.6, all right, title and interest in, to and under any and all Technology comprising developments, enhancements or improvements to any Licensed IP by WBRDC will be owned by WBRDC.

(b)           WBRDC hereby grants to RBT PRO a non-royalty bearing, non-exclusive, perpetual, fully paid, transferable and sub licensable license to use, make use of, exploit and commercialize any and all of such developments, enhancements and improvements throughout all areas of the World other than in the Territory and solely in the Field.

(c)           THE LICENSE GRANTED BY WBRDC TO RBT PRO UNDER SECTION 6.2(b) IS PROVIDED ON AN “AS IS” BASIS AND WBRDC MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT THERETO. WBRDC MAKES NO REPRESENTATION OR WARRANTY (I) OF COMMERCIAL UTILITY, (II) MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR (III) NON-INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHTS OF OTHERS. WBRDC DOES NOT WARRANT THAT ANY IMPROVEMENTS MADE BY IT TO THE LICENSED IP WILL BE FREE FROM CLAIMS OF INFRINGEMENT OF THE PATENTS OR ANY OTHER RIGHTS OF ANY THIRD PARTY.

7.              No Termination. Neither Party may terminate this Agreement nor the license rights granted under this Agreement.  Upon a breach by a Party of any terms of this Agreement that remains uncured for a period forty-five (45) days following written notice from another Party of the breach in sufficient detail to enable the Party in breach to cure, and with the opportunity by such Party in breach to cure during such period, the Parties not in breach shall have the right to recover monetary damages against the Party in breach, but shall not have the right to terminate the license rights granted under this Agreement.

8.              Infringement; Patent Protection and Maintenance.

8.1            DSM Licensed IP.  The Parties acknowledge and agree that pursuant to the License Agreement DSM has the right from time to time take all steps which it may consider necessary to protect its rights to the DSM Licensed IP (as defined in and as provided in the License Agreement).

8.2            Infringement of IP. WBRDC agrees forthwith to communicate to RBT PRO any infringement or threatened infringement of the Licensed IP which may come to its notice. RBT PRO shall have no obligation to maintain or enforce any patents that may issue and become part of the Licensed IP and nothing in this Section 8 shall impose upon RBT PRO any obligation to incur any expense in enforcing the Licensed IP.

8.3            Patent Applications and Maintenance.   WBRDC may from time to time request that RBT PRO complete or request that DSM complete an (i) application for a patent with respect to the Licensed IP for any jurisdiction, (ii) pursue prosecution of a patent application that is included in the Licensed IP, or (iii) maintain or renew any patents included in the Licensed IP. Following such notice, if RBT PRO notifies WBRDC that neither it nor DSM desire to complete such action WBRDC may, with notice to RBT PRO, elect to apply for a patent in such jurisdiction, or continue the prosecution of such patent application (or maintenance of such patent) at WBRDC’s expense, provided, however, that DSM, RBT and RBT PRO each shall retain their respective rights to any patents that may issue with respect to such Licensed IP. For the avoidance of doubt, in the event WBRDC exercises its rights to apply for a patent pursuant to this Section 8.3, all filings shall reflect DSM’s ownership of the Licensed IP.

8.4            Bringing an Infringement Action.  If WBRDC has reason to believe that a third party may be infringing any of the rights included in the Licensed IP, WBRDC shall promptly notify RBT PRO.  RBT PRO (and DSM pursuant to the terms of the License Agreement) shall have the first right to elect to enforce the Licensed IP against such third party, through legal action or otherwise (an “Infringement Claim”), and shall have the sole right to employ counsel and to direct the handling and settlement of any Infringement Claim (whether made as part of an Infringement Claim or otherwise) alleging the invalidity of any patent included within such Licensed IP (a “Validity Claim”).  WBRDC agrees to reasonably cooperate at RBT PRO’s (or DSM’s, as applicable) expense and reasonable request with the Infringement Claim or Validity Claim. In addition, WBRDC shall reasonably cooperate with RBT PRO and DSM, as applicable, in actions to prevent such infringements or threatened infringements. If RBT PRO or DSM initiates such Infringement Claim, the initiating party shall be entitled to retain any recovery which it may obtain in any such action.  If neither RBT PRO nor DSM elect to commence steps to enforce the Licensed IP within four (4) months after notice of the possible infringement is given by WBRDC, if DSM does not object to WBRDC proceeding with enforcement, and if WBRDC can demonstrate that the potential infringement may result in material lost Product sales for WBRDC, then WBRDC may, after providing at least twenty (20) days prior notice to RBT PRO, institute a lawsuit or other action against the third party to prevent continuation of such infringement.  If WBRDC initiates such lawsuit or other action, it shall be responsible for all expenses, including, but not limited to, legal fees, associated with bringing such an Infringement Claim, and WBRDC shall be entitled to retain any recovery which it may obtain in any such Infringement Claim brought by WBRDC.  Notwithstanding the foregoing, in any such lawsuit or action, if the third party asserts any claim relating to the alleged invalidity of any patent included within the Licensed IP, then at any time DSM or RBT PRO, or both, may, in their discretion and with reasonable notice to WBRDC, elect to assume and direct the handling of any such Infringement Claim and Validity Claim and any settlement thereof, with counsel selected by DSM OR RBT PRO, as applicable (which may be the same counsel retained by WBRDC in connection with such matter), and such lawsuit or action shall be treated under this Section as if DSM or RBT PRO had initiated the lawsuit or action.  WBRDC shall not enter into any settlement or other resolution of an Infringement Claim without the prior written approval of RBT PRO, which shall not be unreasonably withheld.

9.              No Third Party Beneficiaries.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10.            Indemnification.

10.1.         Mutual Indemnification. Each of WBRDC and RBT PRO agree to indemnify and hold harmless the other Party, and the subsidiaries, managers, members, shareholders, officers, directors, employees, and agents of the other Party (collectively, “Related Parties”) from and against any and all damages, liabilities, claims, costs, charges, judgments and expenses (including reasonable attorney’s fees) (collectively, “Damages”) that may be threatened, asserted or filed against any of the other Party or that Party’s Related Parties, arising out of or in connection with any breach of any covenant, warranty or representation made by the indemnifying Party under this Agreement.

10.2.         RBT Indemnification. RBT agrees, at its expense and at WBRDC’s request, to indemnify and hold harmless WBRDC and the WBRDC Related Parties from and against any and all Damages that may be threatened, asserted or filed against any of WBRDC or the WBRDC Related Parties, arising out of or in connection with any breach of any covenant, warranty or representation made by RBT under this Agreement.

10.3          Claims.  Each indemnified Party agrees to give the other Parties prompt written notice of any matter upon which such indemnified Party intends to base a claim for indemnification (an “Indemnity Claim”) under Section 10.1 or Section 10.2.  Each Party shall have the right to participate jointly with the indemnified Party in the indemnified Party’s defense, settlement or other disposition of any Indemnity Claim. Each Party shall obtain the written consent of the indemnified Party prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if as a result thereof the indemnified Party would become subject to injunctive or other equitable relief or the business of the indemnified Party would be adversely affected in any manner.

10.4          LIMITATION OF LIABILITY. SUBJECT TO THE INDEMNIFICATION PROVISIONS OF SECTION 10.1 and 10.2, IN NO EVENT WILL ANY PARTY BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR EXEMPLARY DAMAGES EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.            Notices.  Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the Parties, (ii) on the third Business Day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed.  Any such notice shall be delivered or addressed to the Parties at the addresses set forth herein for such Party or at the most recent address specified by the addressee through written notice under this provision.  Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

12.            Amendments and Waivers.  Unless specifically provided otherwise herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of WBRDC, RBT PRO and RBT.  No waiver or failure to insist upon strict compliance with an obligation, covenant, agreement or condition hereunder shall operate as a waiver of, or estoppel with respect to, any other failure.

13.            Independent Contractors.  No Party shall be considered a partner, joint venturer, agent or other representative of any other Party for any purpose whatsoever and no Party shall hold itself out as such.  No Party (including their employees, officers, directors and agents) shall hold themselves out as an agent of the other Party. Nothing in this Agreement shall be construed to grant a Party any right or authority to assume or create any obligation on behalf or in the name of the other; to accept summons or legal process for the other; or to bind the other in any manner whatsoever.

14.            Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms, provided that nothing in this Section shall be construed to limit or waive the breach of any representation with respect to enforceability of this Agreement.

15.            Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if the Parties had all signed the same document.  All counterparts shall be construed together and shall constitute one agreement. This Agreement, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any Party or to any such agreement or instrument, each other Party shall re execute original forms thereof and deliver them to all other Parties.  No Party shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.

16.            Governing Law; Arbitration.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to conflicts of Laws principles. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof shall be settled by binding arbitration administered by the International Chamber of Commerce in accordance with its arbitration rules and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Claims shall be heard by a single arbitrator. The place of arbitration shall be London, England and the language of the arbitration shall be English.

17.            Construction.  The article and section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.  Unless the context otherwise requires, as used in this Agreement, (i) all references to Articles, Sections, Schedules, or Exhibits contained in this Agreement are references to articles, sections, schedules, exhibits of or to this Agreement, (ii) words in the singular include the plural and vice versa, (iii) words of any gender include each other gender, (iv) “hereby,” “herein,” “hereof,” “hereto,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision hereof; (v) “include,” “including,” or derivatives thereof shall mean “including without limitation”; (vi) “or” shall mean “and/or” and (viii) in the event any claim is made by any Party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Party or his or her counsel.

18.            Further Assurances.  Each Party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances as may be necessary or desirable to carry out the intent and purposes of this Agreement and the transactions contemplated by this Agreement.

19.            Entire Agreement.  This Agreement, the RBT Sublicense Agreement, the Extruder Purchase Agreement, the Cross License Agreement , the DSM License Agreement, the Amended and Restated RBT Pro Limited Liability Company Agreement, the Membership Interest Purchase Agreement, and the documents referred to herein constitute the entire agreement among the respective Parties with respect to the subject matter hereof.

20.            Assignment.  This Agreement and all rights and obligations of a Party hereunder may not be assigned without the prior written consent of the other Parties; provided, however, that a Party may, without such consent, (i) assign this Agreement, in whole or in part to an Affiliate, in which case the assigning party shall continue to be liable for the obligations of such Affiliate under this Agreement, or (ii) assign this Agreement, in whole or in part, to a successor-in-interest of all or substantially all of the assets or equity of the business of such Party to which this Agreement relates; provided that such assignee agrees to be bound by the terms and conditions hereof by executing an acknowledgement in the form and substance acceptable to the other Parties.

21.            Bankruptcy.  The Parties acknowledge and agree that all rights and licenses of the Licensed IP granted pursuant to this Agreement are, for purposes of Section 365(n) of Title 11 of the United States Code (or any successor provision) (the “Bankruptcy Regulations”) “intellectual property” as defined in Section 101(35A) of the United States Bankruptcy Code (the “Code”), which has been licensed hereunder in a contemporaneous exchange for value.  The Parties further acknowledge and agree that if RBT PRO or DSM becomes insolvent, applies for or consents to the appointment of a trustee, makes a general assignment for the benefit of its creditors, commences, or has commenced against it, any bankruptcy, reorganization, debt arrangement, or other proceeding under bankruptcy law or elects to reject this Agreement, or if this Agreement is deemed to be rejected, pursuant to Section 365 of the Code for any reason, this Agreement shall be governed by Section 365(n) of the Code and WBRDC will retain and may elect to fully exercise its rights under this Agreement in accordance with such Section 365(n).

(Remainder of page left intentionally blank.  Signature page follows.)

Each Party has caused this Sublicense Agreement to be duly executed by an authorized officer as of the Effective Date set forth above.

RBT PRO, LLC

By:	/s/ W. John Short
Name: W. John Short
Title: Manager

RiceBran Technologies

By:	/s/ W. John Short
Name: W. John Short
Title: Chief Executive Officer

Wilmar (Shanghai) Biotechnology Research & Development Center Co., Ltd

By:	/s/ Xu Xuebing

Name:	Xu Xuebing

Title: General Manager

Address For Receiving Notices:
Kwek Ju-Yang (juyang@wilmar.com.sg)
c/o Wilmar International Limited
9 Kreta Ayer Road
Singapore 088985

[SIGNATURE PAGE TO SUBLICENSE AGREEMENT]

EXHIBIT A

LICENSE AGREEMENT BETWEEN DSM, RBT AND RBT PRO
EFFECTIVE MARCH 1, 2013